                                             Exhibit 99.1

Media contact	Investor contact
Chris Grams, 312.930.3435	John Peschier, 312.930.8491
Laurie Bischel, 312.648.8698	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE
CME Group Inc. Reports First-Quarter 2022 Financial Results
    CHICAGO, April 27, 2022 - CME Group Inc. (NASDAQ: CME) today reported financial results for the first quarter of 2022.
    The company reported revenue of $1.3 billion and operating income of $859 million for the first quarter of 2022. Net income was $711 million and diluted earnings per share were $1.95. On an adjusted basis, net income was $766 million and diluted earnings per share were $2.11. Financial results presented on an adjusted basis for the first quarter of 2022 and 2021 exclude certain items, which are detailed in the reconciliation of non-GAAP results.1
    "During this period of extreme geopolitical and economic uncertainty, our continued focus on helping clients manage their risk resulted in strong earnings and revenue growth during the first quarter," said CME Group Chairman and Chief Executive Officer Terry Duffy. "Average daily volume was robust with double-digit increases in equity index, interest rate and options products, as well as significant volume outside the U.S. In addition, we are pleased with the accelerated growth of our SOFR futures and options since the start of the year, including record quarterly volume and open interest. Looking ahead, we will continue to provide the benchmark products, services and data our clients need as they continue to navigate through evolving central bank policies, inflation, supply chain constraints and other economic challenges."
First-quarter 2022 average daily volume (ADV) was 25.9 million contracts, including non-U.S. ADV of 7.3 million contracts, led by 28% growth in Latin America, 22% in Asia and 17% in EMEA.

1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to non-GAAP Measures chart at the end of the financial statements and earnings presentation materials.

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Clearing and transaction fees revenue for first-quarter 2022 totaled $1.1 billion. The total average rate per contract was $0.644. Market data revenue totaled $152 million for first-quarter 2022.
    As of March 31, 2022, the company had approximately $2.1 billion in cash (including $100 million deposited with Fixed Income Clearing Corporation (FICC) and included in other current assets) and $3.4 billion of debt. The company paid dividends during the first quarter of $1.5 billion, which included the annual variable dividend for 2021 of $1.2 billion. The company has returned approximately $18 billion to shareholders in the form of dividends since the implementation of the variable dividend policy in early 2012.

    CME Group will hold a Q&A conference call to discuss first-quarter 2022 results at 8:30 a.m. Eastern Time today. A live audio webcast of the Q&A call will be available on the Investor Relations section of CME Group’s website at www.cmegroup.com. An archived recording will be available for up to two months after the call.

    As the world's leading derivatives marketplace, CME Group (www.cmegroup.com) enables clients to trade futures, options, cash and OTC markets, optimize portfolios, and analyze data - empowering market participants worldwide to efficiently manage risk and capture opportunities. CME Group exchanges offer the widest range of global benchmark products across all major asset classes based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals.  The company offers futures and options on futures trading through the CME Globex® platform, fixed income trading via BrokerTec and foreign exchange trading on the EBS platform. In addition, it operates one of the world's leading central counterparty clearing providers, CME Clearing.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex, and, E-mini are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. BrokerTec and EBS are trademarks of BrokerTec Europe LTD and EBS Group LTD, respectively. Dow Jones, Dow Jones Industrial Average, S&P 500 and S&P are service and/or trademarks of Dow Jones Trademark Holdings LLC, Standard & Poor's Financial Services LLC and S&P/Dow Jones Indices LLC, as the case may be, and have been licensed for use by Chicago Mercantile Exchange Inc. All other trademarks are the property of their respective owners.

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Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers at substantially similar trading levels, develop strategic relationships and attract new customers; our ability to expand and globally offer our products and services; changes in regulations, including the impact of any changes in laws or government policies with respect to our products or services or our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand or changes to regulations in various jurisdictions; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our credit and liquidity risk management practices to adequately protect us from the credit risks of clearing members and other counterparties, and to satisfy the margin and liquidity requirements associated with the BrokerTec matched principal business; the ability of our compliance and risk management programs to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; our dependence on third-party providers and exposure to risk through third parties, including risks related to the performance, reliability and security of technology used by our third-party providers; volatility in commodity, equity and fixed income prices, and price volatility of financial benchmarks and instruments such as interest rates, credit spreads, equity indices, fixed income instruments and foreign exchange rates; economic, social, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; the impact of the COVID-19 pandemic and response by governments and other third parties; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks, control the costs and achieve the synergies associated with our strategy for acquisitions, investments and alliances, including those associated with our joint venture with IHS Markit and our partnership with Google Cloud; uncertainty related to the transition from LIBOR; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options transactions and/or repeal of the 60/40 tax treatment of such transactions; our ability to maintain our brand and reputation; and the unfavorable resolution of material legal proceedings.  For a detailed discussion and additional information concerning these and other factors that might affect our performance, see our other recent periodic filings, including our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission ("SEC") on February 25, 2022, under the caption "Risk Factors".

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CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	March 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$2,045.7	$2,834.9
Marketable securities	109.6	115.0
Accounts receivable, net of allowance	608.9	434.5
Other current assets (includes $4.8 and $4.8 in restricted cash)	503.4	427.8
Performance bonds and guaranty fund contributions	167,736.7	157,949.6
Total current assets	171,004.3	161,761.8
Property, net of accumulated depreciation and amortization	493.9	505.3
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	3,463.2	3,532.0
Goodwill	10,515.8	10,528.0
Other assets (includes $0.5 and $0.5 in restricted cash)	3,265.2	3,277.9
Total Assets	$205,917.7	$196,780.3
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$80.8	$48.8
Short-term debt	—	749.4
Other current liabilities	641.1	1,650.6
Performance bonds and guaranty fund contributions	167,736.7	157,949.6
Total current liabilities	168,458.6	160,398.4
Long-term debt	3,437.1	2,695.7
Deferred income tax liabilities, net	5,381.7	5,390.4
Other liabilities	903.5	896.5
Total Liabilities	178,180.9	169,381.0
Total CME Group Shareholders’ Equity	27,736.8	27,399.3
Total Liabilities and Equity	$205,917.7	$196,780.3

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended March 31
	2022	2021
Revenues
Clearing and transaction fees	$1,138.1	$1,007.0
Market data and information services	151.7	144.2
Other	56.8	102.1
Total Revenues	1,346.6	1,253.3
Expenses
Compensation and benefits	185.2	225.0
Technology	45.9	48.2
Professional fees and outside services	31.8	37.4
Amortization of purchased intangibles	58.4	60.6
Depreciation and amortization	33.5	37.6
Licensing and other fee agreements	80.9	64.7
Other	51.8	54.7
Total Expenses	487.5	528.2
Operating Income	859.1	725.1
Non-Operating Income (Expense)
Investment income	73.1	30.9
Interest and other borrowing costs	(42.5)	(41.5)
Equity in net earnings of unconsolidated subsidiaries	73.3	56.2
Other non-operating income (expense)	(46.7)	(18.4)
Total Non-Operating Income (Expense)	57.2	27.2
Income before Income Taxes	916.3	752.3
Income tax provision	205.3	177.5
Net Income	711.0	574.8
Less: net (income) loss attributable to non-controlling interests	—	(0.4)
Net Income Attributable to CME Group	$711.0	$574.4
Net Income Attributable to Common Shareholders of CME Group	$702.0	$574.4

Earnings per Share Attributable to Common Shareholders of CME Group:
Basic	$1.96	$1.60
Diluted	1.95	1.60
Weighted Average Number of Common Shares:
Basic	358,609	358,147
Diluted	359,180	358,817

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	1Q 2021	2Q 2021	3Q 2021	4Q 2021	1Q 2022
Trading Days	61	63	64	64	62
Quarterly Average Daily Volume (ADV)(1)
CME Group ADV (in thousands)

Product Line	1Q 2021	2Q 2021	3Q 2021	4Q 2021	1Q 2022
Interest rates	10,349	8,581	8,111	9,805	12,484
Equity indexes	6,117	4,926	5,100	5,943	7,950
Foreign exchange	852	769	776	800	904
Energy	2,363	1,963	2,179	2,252	2,515
Agricultural commodities	1,471	1,631	1,141	1,216	1,474
Metals	675	568	480	475	593
Total	21,827	18,438	17,786	20,490	25,920
Venue
CME Globex	20,436	17,223	16,652	19,043	24,060
Open outcry	678	646	598	792	1,030
Privately negotiated	713	569	536	656	830
Total	21,827	18,438	17,786	20,490	25,920

Quarterly Average Rate Per Contract (RPC)(1)
CME Group RPC

Product Line	1Q 2021	2Q 2021	3Q 2021	4Q 2021	1Q 2022
Interest rates	$0.475	$0.491	$0.483	$0.487	$0.484
Equity indexes	0.532	0.555	0.555	0.526	0.526
Foreign exchange	0.779	0.805	0.803	0.779	0.800
Energy	1.097	1.140	1.127	1.111	1.124
Agricultural commodities	1.343	1.343	1.319	1.323	1.378
Metals	1.415	1.438	1.463	1.452	1.482
Average RPC	$0.658	$0.695	$0.677	$0.650	$0.644

1. ADV and RPC includes futures and options on futures only.

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended March 31
	2022	2021
Net Income Attributable to CME Group	$711.0	$574.4
Restructuring and severance	3.7	14.8
Amortization of purchased intangibles(1)	69.8	60.6
Strategic transaction-related costs(2)	1.6	10.2
Foreign exchange transaction (gains) losses	(4.3)	2.4
Unrealized and realized gains on investments	(4.0)	(1.3)
Debt costs related to refinancing	7.7	—
Realized and unrealized losses on assets	—	0.8
Trading floor enhancements	4.4	—
Income tax effect related to above	(15.8)	(20.7)
Other income tax items(3)	(7.9)	—
Adjusted Net Income Attributable to CME Group	$766.2	$641.2

Adjusted Net Income Attributable to Common Shareholders of CME Group	$756.6	$641.2

Earnings per Share Attributable to Common Shareholders of CME Group:
Basic	$1.96	$1.60
Diluted	1.95	1.60

Adjusted Earnings per Share Attributable to Common Shareholders of CME Group:
Basic	$2.11	$1.79
Diluted	2.11	1.79

Weighted Average Number of Common Shares:
Basic	358,609	358,147
Diluted	359,180	358,817
Preferred shares(4)	4,584	—

1. Includes $11.4 million of amortization of purchased intangibles (net of tax) at OSTTRA, reported in Equity in net earnings of unconsolidated subsidiaries.
2. Strategic transaction-related costs primarily include professional fees related to the NEX integration.
3. Other income tax items include benefits recognized for the settlement of various tax audits.
4. Preferred shares have similar rights as common shares without voting rights.